UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2017

LANNETT COMPANY, INC.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NO. 001-31298

State of Delaware	23-0787699
(State of Incorporation)	(I.R.S. Employer I.D. No.)

9000 State Road

Philadelphia, PA  19136

(215) 333-9000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)               Departure of Chief Executive Officer

In September 2017, the Board of Directors of Lannett Company, Inc. (the “Company”) publicly announced that it had begun a search for a new Chief Executive Officer and that Arthur P. Bedrosian, the Chief Executive Officer of Company, would step down when a successor was appointed.  As more fully described below, the Company has appointed a successor Chief Executive Officer and Mr. Bedrosian, who was appointed President of the Company in May 2002 and has served as Chief Executive Officer of the Company since January 2006, will step down and his employment will terminate effective as of the close of business on December 31, 2017.  The termination of Mr. Bedrosian’s employment will be deemed to be a termination by the Company without Cause, as such term is defined in the Second Amended and Restated Employment Agreement between the Company and Mr. Bedrosian dated as of December 31, 2012, a copy of which was filed as Exhibit 10.19 to the Company’s Current Report on Form 8-K filed with the United States Securities and Exchange Commission on January 3, 2013 (as amended, the “Bedrosian Employment Agreement”).  Upon the Company and Mr. Bedrosian entering into a separation agreement (the “Separation Agreement”), Mr. Bedrosian will receive severance benefits under the terms of the Bedrosian Employment Agreement and the Separation Agreement.

(c)               Appointment of Chief Executive Officer

The Board of Directors of the Company appointed Timothy C. Crew the Chief Executive Officer of the Company effective January 2, 2018.

Mr. Crew, 56, has more than 25 years of experience in the generic and branded pharmaceutical industries, most recently serving as Chief Executive Officer of Cipla North America, a global pharmaceutical company based in Mumbai, India, from 2013 to 2017.  Previously, he worked for eight years at Teva Pharmaceuticals Industries Ltd. (“Teva”), where he served as Senior Vice President and Commercial Operating Officer of the North American Generics division, the world’s largest generic operation with multibillion dollars of annual sales.  Before that, he was Teva’s Vice President, Alliances and Business Development.  From 2001 to 2004, Mr. Crew was Executive Vice President, North America, for Dr. Reddy’s Laboratories Ltd.  Mr. Crew began his pharmaceutical career at Bristol-Myers Squibb, where he held a number of senior management positions in global marketing, managed healthcare, marketing, business development and strategic planning.  Prior to his pharmaceutical roles, Mr. Crew served in the United States Army, where he rose to the rank of Captain. Mr. Crew earned a Bachelor of Arts degree in economics from Pomona College and a Masters of Business Administration degree from Columbia Business School.

(e)               Compensatory Arrangement

On December 17, 2017, the Company and Mr. Crew entered into an Employment Agreement, effective as of January 2, 2018 (the “Crew Employment Agreement”), pursuant to which he will receive a base salary of $735,000 per year, restricted shares of common stock of the Company, having a grant date value of $400,000, an option to acquire shares of common stock of the Company having a grant date value of $400,000, other benefits, and will be eligible to participate in the Company’s bonus and equity plans.  He will also receive a severance payment of 36 months of base salary and certain other severance benefits if he is terminated without cause and is subject to certain restrictive covenants as part of the Crew Employment Agreement.  The Crew Employment Agreement provides for an initial term through December 31, 2020 with additional one-year terms until terminated.

The description of the Crew Employment Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.47 hereto, and is incorporated herein by reference.

Item 9.01        FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Description

10.47	Employment Agreement of Timothy C. Crew effective as of January 2, 2018
99.1	December 21, 2017 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANNETT COMPANY

By:	/s/ Arthur P. Bedrosian
Chief Executive Officer
Date: December 21, 2017